Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226278

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 31, 2018)

Up to $60,000,000

American Depositary Shares each representing 10 Ordinary Shares

RedHill Biopharma Ltd.

We have entered into a sales agreement (the “Sales Agreement”), with SVB Leerink LLC (“SVB Leerink”), dated July 23, 2019, relating to our American Depositary Shares (“ADSs”) offered by this prospectus supplement and the accompanying prospectus. Each ADS represents 10 of our ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”). Under this prospectus supplement and the accompanying prospectus, we may offer and sell our ADSs having an aggregate offering price of up to $60.0 million from time to time through SVB Leerink, acting as our agent, in accordance with the Sales Agreement.

Sales of our ADSs, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted that is deemed an “at the market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Global Market (“Nasdaq”), on or through any other existing trading market for our Ordinary Shares or ADSs or to or through a market maker. If expressly authorized by us, SVB Leerink may also sell our ADSs in privately negotiated transactions. SVB Leerink is not required to sell any specific number or dollar amount of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq, on mutually agreed terms between SVB Leerink and us. There are no minimum sale requirements, and there is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation payable to SVB Leerink for sales of ADSs sold pursuant to the Sales Agreement will be an amount of up to 3.0% of the gross proceeds of any ADSs sold under the Sales Agreement. See "Plan of Distribution" beginning on page S-23 for additional information regarding the compensation to be paid to SVB Leerink. In connection with the sale of the ADSs on our behalf, SVB Leerink will be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation paid to SVB Leerink will be deemed to be underwriting commissions or discounts. We have also agreed in the Sales Agreement to provide indemnification and contribution to SVB Leerink with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended.

Our ADSs are listed on Nasdaq under the symbol “RDHL.” On July 22, 2019, the last reported sale price of our ADSs on Nasdaq was $8.29 per ADS. Our Ordinary Shares are listed on the Tel-Aviv Stock Exchange (the “TASE”) under the symbol “RDHL.” On July 22, 2019, the last reported sale price of our Ordinary Shares on the TASE was NIS 2.82, or $0.80 per Ordinary Share (based on the exchange rate reported by the Bank of Israel on such date).

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement, on page S-26 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

None of the United States Securities and Exchange Commission, the Israeli Securities Authority, any state securities commission or any other regulatory body, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

SVB Leerink

Prospectus Supplement dated July 23, 2019.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Incorporation of Information by Reference” on page S-24 of this prospectus supplement. We have not, and SVB Leerink has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus form part of the registration statement (No. 333-226278) that we filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated herein by reference filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Information by Reference,” on page S-24 of this prospectus supplement.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly-owned subsidiary, RedHill Biopharma Inc. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus supplement into U.S. dollars using exchange rates in effect at the date of the transactions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, ADSs representing our Ordinary Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the U.S. who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement and the accompanying prospectus outside the U.S. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page S-13 of this prospectus supplement, and certain other matters discussed in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	our ability to obtain additional financing;
•	our receipt and timing of regulatory clarity and approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;
•	the initiation, timing, progress, and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, as well as the extent and number of additional studies that we may be required to conduct;
•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;
•	our reliance on third parties to conduct key portions of our clinical trials, including data management services, and the potential for those third parties to not perform satisfactorily;
•	our ability to establish and maintain corporate collaborations;
•	that products we promote or commercialize may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for our products;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;
•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates or commercial products;
•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in research, preclinical studies or clinical trials;
•	the implementation of our business model, strategic plans for our business, therapeutic candidates and commercial products;
•	the impact of other companies and technologies that compete with us within our industry;
•	our estimates of the markets, their size, characteristics and their potential for our therapeutic candidates and commercial products and our ability to serve those markets;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing or violating the intellectual property rights of others;
•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;
•	the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;
•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats; and
•	the impact of the political and security situation in Israel and in the U.S. on our business.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use, and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our ADSs. You should carefully read and consider this entire prospectus supplement, the accompanying prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus supplement, including the financial statements and “Risk Factors” starting on page S-13 of this prospectus supplement, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business

We are a specialty biopharmaceutical company, primarily focused on proprietary drugs for gastrointestinal (“GI”) diseases.

Depending on the specific development program, our therapeutic candidates are designed to exhibit greater efficacy and provide improvements over existing drugs in various ways, including by one or more of the following: by improving their safety profile, reducing side effects, lowering the number of administrations, using a more convenient administration form or providing a cost advantage. Where applicable, and subject to various considerations including resources, we intend to seek the U.S. Food and Drug Administration (“FDA”) approval for the commercialization of certain of our therapeutic candidates through the alternative Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions. Our current pipeline consists of seven therapeutic candidates, most in late-stage clinical development.

We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product strategy and that we believe exhibit a relatively high probability of therapeutic and commercial success. None of our therapeutic candidates has been approved for marketing and, to date, none of our therapeutic candidates has generated meaningful revenues. We plan to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or, in the case of commercialization in the U.S., independently with our dedicated commercial operations. We also evaluate, on a case-by-case basis, co-development, co-promotion and similar arrangements.

In addition to our primary focus on the development of clinical-stage GI products, we have established commercial presence and capabilities in the U.S., intended primarily to support potential future launch of our GI-related therapeutic candidates currently under development in the U.S. Our GI-focused sales force in the U.S. currently promotes Donnatal® (Phenobarbital, Hyoscyamine Sulfate, Atropine Sulfate, Scopolamine Hydrobromide) and Mytesi® (crofelemer 125 mg delayed-release tablets) and commercializes EnteraGam® (serum-derived bovine immunoglobulin/protein isolate (“SBI”)).

Product Pipeline*

The table below summarizes our current pipeline of late-stage clinical development programs, as well as the target indication.

* Estimated timeline/indication in the pipeline is subject to changes in development plans and regulatory requirements/clarifications, including complementary /additional studies

** For full prescribing information see: Donnatal: www.Donnatal.com; Mytesi: www.Mytesi.com; EnteraGam® (serum-derived bovine immunoglobulin/protein isolate, SBI), which is a medical food that must be administered under medical supervision: https://bit.ly/2N3q7DW

*** BEKINDA®, YELIVA® and Talicia® are proposed tradenames which are subject to FDA review and approval

Our Therapeutic Product Candidates

Talicia® (RHB-105)

In May 2019, we submitted a New Drug Application (“NDA”) to the FDA for Talicia® for the treatment and eradication of H. pylori infection following positive results from the two Phase 3 studies and a positive pre-NDA meeting held with the FDA. On July 3, 2019, we announced that the FDA had accepted for review the NDA for Talicia®. The NDA was also granted Priority Review designation and assigned a target Prescription Drug User Act (PDUFA) action date by the FDA of November 2, 2019. Assuming FDA approval, we plan to launch Talicia® in the U.S. in the fourth quarter of 2019 with our dedicated sales force.

In December 2018, we announced positive top-line results from a confirmatory Phase 3 study with Talicia® (RHB-105) for the treatment of Helicobacter pylori (“H. pylori”) infection (the “ERADICATE Hp2 study”). The ERADICATE Hp2 study was a two-arm, randomized, double-blind, active comparator-controlled study, that investigated 455 dyspepsia patients with confirmed H. pylori infection at 55 clinical sites across the U.S. Subjects were randomized 1:1 to receive four capsules, three times daily, of either Talicia® or the active comparator, a dual therapy amoxicillin and omeprazole regimen at equivalent doses, for a period of 14 days.

The study successfully met its primary endpoint with a high degree of statistical significance, demonstrating 84% eradication of H. pylori infection with Talicia® versus 58% in the active comparator arm in the intent-to-treat population (p<0.0001). No safety issues were reported in the study and Talicia® was found to be well tolerated.

Preliminary H. pylori culture results taken throughout the ERADICATE Hp2 study from patients across 20 U.S. states confirmed the high resistance of H. pylori to the antibiotics most commonly used for treatment, clarithromycin (17% resistance) and metronidazole (44% resistance). Importantly, no resistance to rifabutin, a key component in the unique and proprietary formulation of Talicia®, was detected in the study.

Moreover, consistent with the literature describing the diminished efficacy of standard-of-care therapies, results from the open-label part of the ERADICATE Hp2 Phase 3 study showed 53% eradication of H. pylori with physician-directed standard-of-care therapy.

Results from the ERADICATE Hp2 study showed consistent 21- 29% treatment benefit of Talicia® versus the active comparator across all H. pylori culture susceptibility and resistance subgroups, including amoxicillin, clarithromycin and metronidazole.

In November 2014, Talicia® was granted Qualified Infectious Disease Product (“QIDP”) designation and Fast Track development designation by the FDA, including eligibility for six-month Priority Review and a total of eight years of U.S. market exclusivity. The QIDP designation was granted under the Generating Antibiotic Incentives Now Act, which was passed as part of the FDA Safety and Innovation Act, and which is intended to encourage development of new antibiotic drugs for the treatment of serious or life-threatening infections that have the potential to pose a serious threat to public health.

RHB-104

In July 2018, we announced positive top-line safety and efficacy results from the first Phase 3 study with RHB-104 for Crohn’s disease (the “MAP US study”). The study successfully met its primary endpoint and key secondary endpoints. In October 2018, we reported additional positive data from the MAP US study, including endoscopic healing and subgroup analysis of treatment with and without anti-TNF agents, presented at the United European Gastroenterology Week 2018.

The randomized, double-blind, placebo-controlled first Phase 3 study with RHB-104 enrolled 331 subjects with moderately to severely active Crohn’s disease (defined as Crohn’s Disease Active Index (“CDAI”) between 220 and 450) in the U.S., Canada, Europe, Australia, New Zealand and Israel. Subjects were randomized 1:1 to receive RHB-104 or placebo as an add-on therapy to baseline standard-of-care medications, including 5-ASAs, corticosteroids, immunomodulators or anti-TNF agents.

Top-line results in the intent-to-treat population demonstrated superiority of RHB-104 over placebo in achieving remission at week 26, defined as CDAI value of less than 150, the primary endpoint of the study. The proportion of patients meeting the primary endpoint was significantly greater in the RHB-104 group compared to placebo (37% vs. 23%, p= 0.007).

The study also successfully met key secondary endpoints, demonstrating consistent benefit to Crohn’s disease patients treated with RHB-104. RHB-104 was found to be generally safe and well tolerated.

We continue to assess additional exploratory endpoints as data becomes available.

The top-line results were provided to us by an independent third party following an independent analysis and remain subject to completion of the independent review and analysis of the underlying data, including all safety, secondary and other outcome measures, and completion of the Clinical Study Report. We plan to meet with the FDA in the second half of 2019 to discuss the design of a confirmatory Phase 3 study and the path to potential approval. We also continue discussions with potential partners for RHB-104.

In addition, an open-label extension Phase 3 study (the “MAP US2 study”) is ongoing to evaluate the safety and efficacy of RHB-104 in subjects who remain with active Crohn’s disease (CDAI ≥ 150) after 26 weeks of blinded study therapy in the Phase 3 MAP US study. These subjects had the opportunity to receive treatment with RHB-104 for a 52-week period in the open-label MAP US2 study. We expect that the data collected in the MAP US2 study will be supplemental to the MAP US study data. The MAP US2 study’s primary endpoint is disease remission at week 16, defined as CDAI of less than 150. In July 2018, the MAP US2 study completed enrollment of 54 subjects in the U.S., Canada, Europe, Israel and New Zealand.

We have conducted several supportive studies with the current formulation of RHB-104, including a population pharmacokinetic study that was conducted as part of the Phase 3 MAP US study. We also continue to advance the development program for a companion diagnostic for the detection of Mycobacterium avium paratuberculosis bacteria in Crohn’s disease patients in collaboration with several U.S. universities and institutions, although we do not know if and when such a diagnostic test would become available.

RHB-204

In light of our discussions with the FDA, we plan, subject to completion of the ongoing supportive non-clinical program and further input from the FDA, to initiate activities related to a single pivotal Phase 3 study in the fourth quarter of 2019 in support of a potential NDA filing for RHB-204 for the treatment of Mycobacterium avium complex (MAC) disease, the most common cause of pulmonary nontuberculous mycobacteria (NTM) infection.

The study will be intended to assess the efficacy and safety of RHB-204 as a stand-alone, first-line treatment for pulmonary NTM infections caused by MAC.

In January 2017, we announced that RHB-204 had been granted QIDP designation by the FDA for the treatment of NTM infections, including eligibility for an extended market exclusivity period, if approved for marketing in the U.S.

BEKINDA® (RHB-102)

Acute Gastroenteritis and Gastritis

In June 2017, we announced positive top-line results from the randomized, double-blind, placebo-controlled Phase 3 study (the “GUARD study”) with BEKINDA® (RHB-102) 24 mg for acute gastroenteritis and gastritis. The study successfully met its primary endpoint and BEKINDA® 24 mg was found to be safe and well tolerated in this indication. The GUARD study evaluated the efficacy and safety of BEKINDA® 24 mg in treating acute gastroenteritis and gastritis in 321 adults and children over the age of 12. The primary endpoint of the study was the proportion of patients without further vomiting, without rescue medication, and who were not given intravenous hydration from 30 minutes post first dose of the study drug until 24 hours post dose, compared to placebo. In September 2017, we met with the FDA to discuss the study results and the clinical and regulatory path towards potential marketing approval of BEKINDA® 24 mg in the U.S. Following the guidance provided at the meeting and additional guidance provided thereafter, we are currently finalizing the design of a confirmatory Phase 3 study to support a potential NDA with BEKINDA® 24 mg for acute gastroenteritis and gastritis.

Irritable Bowel Syndrome with Diarrhea (“IBS-D”)

In January 2018, we announced positive final results from the Phase 2 clinical study of BEKINDA® 12 mg for the treatment of IBS-D. The randomized, double-blind, placebo-controlled Phase 2 study evaluated the efficacy and safety of BEKINDA® 12 mg in 126 subjects over 18 years old at 16 clinical sites in the U.S. The study successfully met its primary endpoint, improving the primary efficacy outcome of stool consistency.

BEKINDA® was also shown to be safe and well tolerated in this indication. No serious adverse events or new or unexpected safety issues were noted in the study. In September 2018, we announced that we concluded a positive End-of-Phase 2 Type B meeting with the FDA discussing the clinical and regulatory pathway toward potential FDA approval of BEKINDA® for the treatment of IBS-D. We are currently finalizing the design of two pivotal Phase 3 studies with BEKINDA® for the treatment of IBS-D.

RHB-106

In April 2018, we and Salix Pharmaceuticals, which was acquired by Valeant Pharmaceuticals International, Inc. and renamed as Bausch Health Companies Inc. (“Bausch Health”), amended our 2014 worldwide license agreement relating to the RHB-106 encapsulated bowel preparation, as well as additional related rights. The amendment clarifies the development efforts to be used by Bausch Health and provides for enhanced involvement by us in certain intellectual property matters. In addition, the parties have agreed to increase the lower end of the range of royalty payments to be paid to us on net sales from low single digits to high single digits, such that the potential royalties now range from high single digits up to low double digits. Milestone payments remain unchanged. We have agreed to pay a percentage of amounts received by us, if any, from Bausch Health to the third party from which we acquired the rights to RHB-106.

YELIVA® (Opaganib, ABC294640)

A Phase 2a clinical study with YELIVA® in patients with advanced, unresectable, intrahepatic, perihilar and extrahepatic cholangiocarcinoma is ongoing at Mayo Clinic’s major campuses in Arizona and Minnesota, University of Texas MD Anderson Cancer Center, the Huntsman Cancer Institute, University of Utah Health and at Emory University. In September 2018, we announced that the study achieved its pre-specified efficacy goal for the first stage of the two-stage study design, and as a result, the study has continued to its second stage. The study is designed to enroll 39 evaluable patients, with enrollment expected to be completed by the end of 2019. In April 2017, the FDA granted YELIVA® (ABC294640) orphan drug designation for the treatment of cholangiocarcinoma. The orphan drug designation allows us to benefit from various development incentives to develop YELIVA® for this indication, including tax credits for qualified clinical testing, the waiver of a prescription drug user fee upon submission of a potential NDA and, if approved, a seven-year marketing exclusivity period (subject to certain exceptions) for the treatment of cholangiocarcinoma.

A Phase 1b study with YELIVA® for the treatment of refractory or relapsed multiple myeloma was performed in heavily pretreated patients at Duke University Medical Center. A total of 13 patients were enrolled and treated in three dose cohorts. While efficacy was not the primary endpoint of the Phase 1b study, of 10 evaluable subjects, one patient achieved a very good partial response. The study is supported by a $2 million grant from the National Cancer Institute Small Business Innovation Research Program awarded to Apogee Biotechnology Corporation, in conjunction with Duke University, with additional support from us.

RHB-107

In March 2018, we announced that a new mechanism of action for RHB-107, inhibition of trypsin, was identified. We are currently evaluating potential utilization of RHB-107 in several GI indications.

We are also working on several oncology projects, evaluating clinical candidates including RHB-107 as a component spanning oncology and inflammatory digestive disease indications where a strong unmet medical need exists.

In October 2017, the FDA granted RHB-107 orphan drug designation for the treatment of pancreatic cancer, allowing us to benefit from various incentives to develop RHB-107 for this indication and, if approved, a seven-year marketing exclusivity period (subject to certain exceptions) for the treatment of pancreatic cancer.

Our Commercial Products in the U.S.

We have established the headquarters of our U.S. commercial operations in Raleigh, North Carolina. Our U.S. operations are intended to set the stage for the potential launch of our proprietary, late-clinical stage GI products, if approved by the FDA.

In December 2016, we entered into a co-promotion agreement with a subsidiary of Concordia International Corp, recently renamed ADVANZ PHARMA, for the promotion of Donnatal® (Phenobarbital, Hyoscyamine Sulfate, Atropine Sulfate, Scopolamine Hydrobromide) in the U.S. The prescription drug product is sold in two formulations: an immediate-release tablet and an immediate-release fast-acting liquid (tablets and elixir). Donnatal® is an anticholinergic and barbiturate combination drug product used as an adjunctive therapy for irritable bowel syndrome, a condition characterized by abdominal pain, bloating, and diarrhea or constipation.  It may also be used as an adjunctive therapy for acute enterocolitis and duodenal ulcers. We commenced promotional activities for Donnatal® in June 2017.

In April 2017, we entered into a license agreement with Entera Health Inc. pursuant to which we were granted exclusive commercialization U.S. rights to EnteraGam®. EnteraGam® (serum-derived bovine immunoglobulin/protein isolate, SBI) is promoted as an FDA-regulated “medical food” product intended for the dietary management of chronic diarrhea and loose stools. EnteraGam® must be administered under medical supervision. We initiated commercialization activities for EnteraGam® in June 2017.

In June 2018, we entered into a co-promotion agreement with Napo Pharmaceuticals, Inc., a wholly-owned subsidiary of Jaguar Health, Inc., granting us exclusive U.S. rights to co-promote Mytesi® (crofelemer 125 mg delayed-release tablets) for the approved indication in people living with HIV/AIDS with respect to certain gastroenterologists and primary care physicians. Mytesi® is an anti-diarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy. The initial term of the co-promotion agreement was for six months, which was subsequently extended by amendments to the co-promotion agreement to end in January 2020.

Our GI-focused sales force consists of approximately 40 sales representatives. The net revenues for the six months ended June 30, 2019, from the commercial products were approximately $3.3 million. We continue to pursue the acquisition of additional commercial products, including, without limitation, through licensing or promotion transaction, asset purchase, joint venture with, acquisition of, or merger with or other business combination with, companies with rights to commercial assets and are continuously working to expand U.S. managed care access and coverage to our commercial products, where appropriate. We plan to pursue such opportunities in the U.S. and, if available, in other jurisdictions; however, we intend to focus our commercial activities in the U.S. We currently promote and commercialize three GI products in the U.S.

Expanded Access Program (EAP)

We have adopted an Expanded Access Program (“EAP”), allowing patients with life-threatening diseases potential access to our investigational new drugs that have not yet received regulatory marketing approval. Expanded access (sometimes referred to as “compassionate use”) is possible outside of our clinical trials, under certain eligibility criteria, when a certain investigational new drug is needed to treat a life-threatening condition and when there is some clinical evidence suggesting that the drug might be effective for that condition. Patients who qualify for our EAP do not meet the eligibility criteria or are incapable of participating in our clinical trials for such therapeutic candidate or there is no clinical trial accessible to such patients. Following the adoption of the program, we continue to receive patient requests to obtain access to our investigational drugs. Subject to the evaluation of eligibility and all other necessary regulatory, reporting and other conditions and approvals required in all relevant jurisdictions, we provide certain patients with an investigational new drug under the EAP.

 Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131. Our web site address is http://www.redhillbio.com. The information on, or that can be accessed through, our web site does not constitute part of this prospectus. Our registered agent in the U.S. is RedHill Biopharma Inc. The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Raleigh, NC 27617.

THE OFFERING

ADSs offered by us in the offering	ADSs, each ADS representing 10 Ordinary Shares, par value NIS 0.01 per share, having an aggregate offering price of up to $60.0 million.

The ADSs

Each ADS represents 10 Ordinary Shares. The ADSs initially will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, dated as of December 26, 2012, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on December 6, 2012.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Manner of Offering	“At the market” offering that may be made from time to time through our sales agent, SVB Leerink. See “Plan of Distribution.”

Use of Proceeds	We intend to use the net proceeds from the offering, together with our existing cash and cash equivalents, to fund preparations for potential commercial launches of product candidates, including Talicia®, and commercialization activities, clinical development programs and for acquisitions and general corporate purposes. See “Use of Proceeds.”

Listing	Our ADSs are listed on Nasdaq under the symbol “RDHL” and our Ordinary Shares are listed on the TASE in Israel under the symbol “RDHL”.

Risk Factors	Before deciding to invest in our ADSs, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” on page S-13 of this prospectus supplement and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Depositary	The Bank of New York Mellon

RISK FACTORS

You should carefully consider the risks described below and the risk factors in our annual report on Form 20-F for the year ended December 31, 2018, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below and incorporated by reference in this prospectus supplement are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below or incorporated by reference in this prospectus supplement, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Potential Launch of Talicia® and Other Products

If we or our development, co-promotional or commercialization partners are unable to obtain or maintain the FDA or other foreign regulatory clearance and approval for our therapeutic candidates or products we may promote or commercialize, we or our co-promotional or commercialization partners will be unable to commercialize our therapeutic candidates or products we may promote or commercialize.

To date, other than our limited experience in promoting Donnatal® and Mytesi®, and commercializing EnteraGam®, we have not marketed, distributed or sold any therapeutic candidate or product. Several of the products that we currently promote or commercialize must obtain and maintain FDA and other foreign regulatory clearances and approvals.

In June 2017, we commenced commercializing EnteraGam® in certain territories in the U.S. EnteraGam® is marketed as an FDA-regulated “medical food” product intended for the dietary management of chronic diarrhea and loose stools, which must be administered under medical supervision. The FDA could require that EnteraGam® obtain FDA approval in the future to remain in distribution in the United States if the FDA disagrees with the classification of EnteraGam® as a medical food.

In June 2017, we commenced promoting Donnatal® (Phenobarbital, Hyoscyamine Sulfate, Atropine Sulfate, Scopolamine Hydrobromide) in the U.S. Donnatal®  is an anticholinergic and barbiturate combination drug product used as an adjunctive therapy for irritable bowel syndrome, a condition characterized by abdominal pain, bloating, and diarrhea or constipation. It may also be used as an adjunctive therapy for acute enterocolitis and duodenal ulcers.

Although we have certain rights to promote Donnatal®  in certain U.S. territories, which is currently included in the FDA Drug Efficacy Study Implementation (“DESI”) review program, we cannot guarantee that our co-promotion partner will continue to be allowed to sell or promote Donnatal® in the U.S. without future regulatory developments that may lead to the FDA requiring Donnatal® to seek an NDA approval. See “—We or our co-promotional or commercialization partners are subject to risks related to the regulatory environment of the DESI review program with respect to Donnatal®.” In addition, future regulatory developments may lead to a loss of the right to commercialize EnteraGam® or the right to promote Mytesi®.

In July 2018, we commenced promoting Mytesi® (crofelemer), an FDA-approved anti-diarrheal prescription drug indicated for the symptomatic relief of non-infectious diarrhea in adults with HIV/AIDS on anti-retroviral therapy (ART).

We submitted an NDA for Talicia® (proposed tradename for RHB-105) for the treatment of H. pylori infection on May 2, 2019. On July 3, 2019, we announced that the FDA had accepted for review the NDA for Talicia®. The NDA was also granted priority review designation and the FDA assigned a target PDUFA action date of November 2, 2019. The FDA accepting an NDA for review and assigning a PDUFA goal date does not provide any indication as to the likelihood of FDA approval by the PDUFA date, or ever. Accordingly, there is no guarantee that the FDA will ever approve Talicia® for marketing in the U.S. or that any decision on its NDA approval will be made by November 2, 2019.

In addition to Talicia®, we have six other therapeutic candidates, most of which are in late-clinical stage development, for which we currently intend to develop with the goal of eventually seeking FDA approval: RHB-104 for the treatment of Crohn’s disease with positive top-line results from a first Phase 3 study and a completed proof-of-concept Phase 2a study for multiple sclerosis; RHB-204, with a planned pivotal Phase 3 study for pulmonary NTM infections; RHB-106 (out-licensed to Bausch Health) for bowel preparation; BEKINDA® (proposed tradename for RHB-102, if approved) with positive results from a first Phase 3 study for acute gastroenteritis and gastritis and positive results from a Phase 2 study for IBS-D; YELIVA® (proposed tradename for ABC294640, if approved), with an ongoing Phase 2a study for cholangiocarcinoma and other ongoing studies; and RHB-107 (Upamostat; formerly MESUPRON), targeting cancer and inflammatory GI diseases. Our therapeutic candidates are subject to extensive governmental laws, regulations, and guidelines relating to development, clinical trials, manufacturing, marketing, promotion, and commercialization of pre- and post-approval prescription drugs. We may not be able to submit for or obtain marketing approval for any of our therapeutic candidates in a timely manner or at all.

Any material delay in obtaining or maintaining, or the failure to obtain or maintain, required regulatory clearances and approvals will increase our costs and materially adversely affect our ability to generate meaningful revenues and could adversely impact our business, results of operations, financial condition, or ability to attain or sustain revenue from other markets. Any regulatory clearance or approval to market a therapeutic candidate, our current commercial products, or other products that we may promote or commercialize may be subject to limitations on the indicated uses for marketing or may impose restrictive conditions of use, including cautionary information and the risk that the FDA will not accept our requested indication of H. pylori, which is a wider indication than the existing therapies, which may result in a smaller target market and impact the potential for Talicia®, thereby altering or eliminating the size of the market for the therapeutic candidate, our current commercial products, or other products that we may promote or commercialize in the future. We also are, and will be, subject to numerous regulatory requirements from both the FDA and other foreign regulatory authorities that govern the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. Moreover, clearance or approval by one regulatory authority does not ensure clearance or approval by other regulatory authorities in separate jurisdictions. Each jurisdiction may have different approval processes and requirements and may impose additional testing, development and manufacturing requirements for our therapeutic candidates, our current commercial products and products that we may promote or commercialize in the future.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved for marketing. Such post-market studies may be mandated by the FDA as conditions to be satisfied for initial or continued approval for marketing. The FDA has express statutory authority to require clinical trial sponsors to conduct post-marketing trials to specifically address safety and other issues identified by the FDA.

The FDA also has authority to require the implementation of Risk Evaluation and Mitigation Strategy (“REMS”) as a post-marketing condition to initial or continued approval where more data may be needed to demonstrate that the benefits of a drug outweigh its risks. A clinical trial sponsor may also voluntarily propose a REMS as part of an NDA submission. The need for a REMS is determined as part of the review of the NDA. Based on statutory standards, elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. These elements are negotiated as part of the NDA approval process, and in some cases, if consensus is not reached in relation to REMS proposed within an NDA submission until after the PDUFA review cycle, the PDUFA date may be delayed. Once adopted, REMS are subject to periodic assessment and modification.

Certain changes related to an approved drug, including changes to the product labeling, manufacturing process, indications and other certain specifications set forth within the product’s NDA, may not be made until a new NDA, or NDA supplement, reflecting the applicable changes, is submitted to, and approved by, the FDA. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, including relevant pediatric data, and the FDA typically uses the same procedures and standards in reviewing NDA supplements as it does in reviewing NDAs.

Even if a product candidate receives regulatory marketing approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations including on use in the form of warnings, precautions or contraindications, or in the form of onerous risk management plans, restrictions on distribution, or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown information, such as safety risks, problems with a product or such information, the extent or severity of which were previously unknown, may result in restrictions on the product’s ability to be marketed as initially approved or even complete withdrawal of the product’s NDA approval and, in effect, its removal from the market.

Additionally, the FDA or other foreign regulatory authorities may change their clearance or approval policies or adopt new laws, regulations or guidelines in a manner that materially delays or impairs our ability to obtain the necessary regulatory clearances or approvals or our ability to commercialize our therapeutic candidates, promote Donnatal® and Mytesi®, commercialize EnteraGam® and products that we may promote or commercialize in the future.

If we are unable to maintain, train and build an effective sales and marketing infrastructure, or establish and maintain compliant and adequate sales and marketing capabilities, we will not be able to commercialize and grow our products and product candidates successfully.

To further establish and maintain our own marketing and commercialization capabilities in the U.S. we may need to expand, among other things, our development, regulatory, manufacturing, marketing, and sales capabilities and to increase or maintain our personnel to accommodate sales. We may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully and lawfully market and sell our products in the U.S. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our products and therapeutic candidates, we may need to contract with third parties to market and sell our products.

Our employees and sales personnel must comply with applicable regulatory requirements and restrictions, including, but not limited to, “fair balance” promotion of our products and state and federal anti-kickback laws. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our product revenue, may generate increased expenses and may be subject to regulatory and compliance investigation and enforcement.

The FDA also requires that our sales and marketing efforts, as well as promotions, comply with various laws and regulations. Prescription drug promotions must be consistent with and not contrary to labeling, present “fair balance” between risks and benefits, be truthful and not false or misleading, be adequately substantiated (when required), and include adequate directions for use.

In addition to the requirements applicable to approved drug products, we may also be subject to enforcement action in connection with any promotion of an investigational new drug. A sponsor or investigator, or any person acting on behalf of a sponsor or investigator, may not represent in a promotional context that an investigational new drug is safe or effective for the purposes for which it is under investigation or otherwise promote the drug candidate.

If the FDA investigates our marketing and promotional materials or other communications and finds that any of our current or future commercial products are being marketed or promoted in violation of the applicable regulatory restrictions, we could be subject to FDA enforcement action. Any enforcement action (or related lawsuit, which could follow such action) brought against us in connection with alleged violations of applicable drug promotion requirements, or prohibitions, could harm our business and our reputation, as well as the reputation of any approved drug products we may promote or commercialize.

The NDA review process is time-consuming and costly, and we may encounter delays in receipt of FDA approval, if any, for commercialization of Talicia® for a number of reasons, including, but not limited to: CMC, clinical, regulatory or other issues. If acceptance of the NDA for Talicia® is delayed or never granted, there will be a material, adverse effect on our business.

Obtaining approval of an NDA is a lengthy, expensive, and uncertain process, and approval may not be obtained for a number of different reasons, as the number of approved NDAs is limited. We cannot guarantee that the NDA for Talicia® will be approved by the FDA.

To obtain approval to market a drug in the United States, a marketing application (e.g., an NDA) must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Each NDA submission requires a substantial user fee payment (currently exceeding $2.5 million for fiscal year 2019) unless a waiver or exemption applies. The application includes all relevant data available from pertinent non-clinical, preclinical and clinical trials, including negative or ambiguous results, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls (“CMC”), and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators in accordance with applicable GCP requirements.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to evaluate what may be needed for the product to enter into the next phase of the development process. Sponsors typically use the end of Phase 2 meetings to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 registration trial that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with current good manufacturing practices (“cGMP”) requirements. cGMP regulations require among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation and the obligations to investigate and correct any deviations from cGMP. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drugs. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

The results of product development, non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA, requesting approval to market the product. An NDA must also contain data to assess the safety and effectiveness of the product for the claimed indication in all relevant pediatric populations. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. If the NDA is deemed sufficiently complete, FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA has specific performance goals on the review of NDAs and typically seeks to review NDAs in approximately 12 months from submission of the NDA. The review process may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission. After the FDA completes its initial review of an NDA, it will communicate to the sponsor that the drug will either be approved for marketing, or FDA will issue a complete response letter to communicate that the NDA will not be approved in its current proposed form and inform the sponsor of changes that must be made or additional clinical, non-clinical, or manufacturing data that must be received by FDA before the application can be approved, with no implication regarding the ultimate approvability of the application or the timing of any such approval, if ever. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two-to-six months, depending on the type of information included. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with Good Clinical Practices (“GCP”), which are international ethical and scientific quality standards meant to assure the rights, safety, and well-being of trial participants are protected and to define the roles of clinical trial sponsors, investigators, administrators, and monitors. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Other circumstances and events that may impede or delay FDA’s approval of an NDA include, but are not limited to:

•	regulatory requests for additional analyses, reports, data, non-clinical, and preclinical studies and clinical trials;

•	regulatory questions regarding interpretations of data and results or the emergence of new information;

•	clinical holds, other regulatory objections to commencing or continuing a clinical trial, or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

•	inability to enroll a sufficient number of patients who meet the inclusion and exclusion criteria in our clinical trials;

•	inability to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	unfavorable or inconclusive results of clinical trials and supportive non-clinical studies, including unfavorable results regarding the effectiveness or safety of product candidates during clinical trials;

•	any determination that a clinical trial or product candidate presents unacceptable health risks;

•	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions;

•	inability to reach agreements on acceptable terms with prospective contract research organizations (“CROs”) and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	inability to identify and maintain a sufficient number of sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by any of our product candidates;

•	inability to obtain approval from IRBs to conduct clinical trials at their respective sites;

•	the failure of a third party to comply with applicable regulatory requirements, including site inspections and inspection readiness;

•	inability to timely manufacture or obtain from third parties sufficient quantities or quality of the product candidate or other materials required for a clinical trial; and

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data.

We may encounter significant delays in receipt of FDA approval, if any, for commercialization of Talicia®. Accordingly, FDA may not approve Talicia® by the PDUFA goal date of November 2, 2019, or at all. For example, the FDA may determine that CMC of Talicia® are not satisfactory due to the manufacturing standards of the products or that additional CMC work, information or quality assurances are needed. In particular, the FDA requested additional information in relation to the CMC information contained in our NDA by the end of the day on July 23, 2019, which information we expect to provide to the FDA by the deadline.

The FDA may also consider the clinical studies conducted with Talicia® to-date and the additional information provided to be inadequate or insufficient or require us to provide additional information regarding other areas of the NDA, which may require us to conduct additional studies or otherwise significantly delay potential FDA approval of the NDA for Talicia®, if any.

For example, the FDA has, thus far in its review of the Talicia® NDA, requested additional information addressing proposed United States Prescribing Information (USPI) that conforms with the Pregnancy and Lactation Labeling Rule (PLLR) and has requested the location of the report compiled on the levels of rifabutin found in comparator arms and relevant internal audits completed by RedHill. This information has been submitted as an amendment to the NDA.

In addition, we rely on the current manufacturer of Talicia® for the manufacture of validation and registration batches in support of our NDA with the FDA, and we rely on suppliers of active pharmaceutical ingredients and excipients. We cannot guarantee that our manufacturer, suppliers, or other vendors will be able to perform as required, will not terminate their agreements with us, or otherwise will not perform satisfactorily. The delay in identifying, engaging, qualifying, and training alternative manufacturers or suppliers may be further prolonged, which lead to additional consequences for the NDA approval process, including increased potential that the NDA application will be denied.

Furthermore, the FDA may also change its clearance or approval policies or adopt new laws, regulations, or guidelines in a manner that materially delays or impairs our ability to obtain approval of the NDA for Talicia®. If any of the above-referenced or other issues occur or worsen, we may face substantial additional expenses and otherwise experience delays in obtaining potential FDA approval of the NDA for Talicia® or may never obtain the FDA approval of the NDA for Talicia®.

If third parties do not manufacture Talicia® or our other therapeutic candidates or do not manufacture and sell any products we may promote or commercialize, including our current commercial products, in sufficient quantities, in the required timeframe, and at an acceptable cost and quality, clinical development and commercialization of Talicia® or our other therapeutic candidates or promotion of products we may promote or commercialize could be delayed and sales of any product we may promote or commercialize may be adversely affected.

We do not currently own or operate manufacturing facilities. We rely on, and expect to continue to rely on, third parties to manufacture clinical and commercial quantities of Talicia® or our other therapeutic candidates and products that we may promote or commercialize. There is no guarantee that the manufacturer of Talicia® will be able to supply an adequate and quality product that meets all regulatory requirements in a consistent manner. For Donnatal®, we rely on ADVANZ, which has a manufacturing agreement with a third party to provide sufficient quantities of Donnatal® in the required timeframe. For EnteraGam® we rely on Entera Health and the manufacturer, The Lauridsen Group, Inc., to provide sufficient quantities of EnteraGam® in the required timeframe. For Mytesi®, we rely on Napo, which has a manufacturing agreement with a third party to provide sufficient quantities of Mytesi® in the required timeframe. Our reliance on third parties includes our reliance on them for quality assurance related to regulatory compliance. Our current and anticipated future reliance upon others for the manufacture of our therapeutic candidates and any products that we may promote or commercialize may adversely affect our future operations and our ability to develop therapeutic candidates and commercialize any therapeutic candidates and any products that we may promote or commercialize on a timely and competitive basis.

We may not be able to maintain our existing or future third-party manufacturing arrangements on acceptable terms, if at all. If for some reason our manufacturers or our development or commercialization partners’ manufacturers do not perform as agreed or expected or terminate or fail to renew their agreements with us for any reason, we or our partners may be  required to replace them, in which event we may incur added costs and delays in identifying, engaging, qualifying under applicable regulatory requirements and training any such replacements and entering into agreements with such replacements on acceptable terms. Obtaining the necessary FDA or other regulatory approvals or other qualifications required for changes in manufacturing sites, methods or processes under applicable regulatory requirements could result in a significant interruption of supply. In the case of the manufacturer of Talicia®, in particular, the delay in identifying, engaging, qualifying and training its replacement may be extended, leading to a significant interruption of supply, as some of the active pharmaceutical ingredients (“APIs”) have limited suppliers, which creates additional risks for us. The process on the finished product is complex; therefore, there is no guarantee it will succeed technically, in sufficient quantities in terms of price, or by any other measure. Any such additional costs and delays may adversely impact our ability to obtain regulatory clearances and approvals to commercialize Talicia® or our other therapeutic candidates or any product we may promote or commercialize or make such commercialization or marketing economically unfeasible.

We rely on third parties to manufacture and supply us with high quality APIs in the quantities we require on a timely basis.

We currently do not manufacture any APIs ourselves. Instead, we rely on third-party vendors for the development, manufacture, and supply of our APIs that are used to formulate our therapeutic candidates and products we may promote or commercialize. If these suppliers are incapable or unwilling to meet our current or future needs on acceptable terms or at all, we could experience a delay in obtaining regulatory clearances or approvals for our therapeutic candidates or products that we may promote or commercialize or in conducting clinical trials of our therapeutic candidates and incur additional costs or experience an adverse effect on our sale of any product we may promote or commercialize.

While there may be several alternative suppliers of APIs on the market, for most of our products (but not Mytesi®, as discussed below), we have yet to conclude extensive investigations into the quality or availability of their APIs. With respect to Talicia® or other therapeutic candidates and products we may promote or commercialize, we are dependent on API manufacturers, and there are a limited number of such API manufacturers, which further limits our options. In addition, we do not believe that there are alternative suppliers of APIs for Mytesi®, and we are wholly dependent upon Napo’s ability to source or procure the API; the raw material used to manufacture Mytesi® is a crude plant latex (“CPL”), derived from the Croton lechleri tree, which is found in countries in South America, principally Peru. The ability of Napo’s contract suppliers to harvest CPL is governed by the terms of their respective agreements with local government authorities. Although CPL is available from multiple suppliers, to our knowledge, Napo only has contracts with a small number of suppliers to obtain CPL and arrange its shipment to its contract manufacturer. Accordingly, if Napo’s contract suppliers do not or are unable to comply with the terms of their respective agreements with Napo, and Napo is not able to negotiate new agreements with alternate suppliers on terms that it deems commercially reasonable, it may harm our co-promotion of Mytesi®. The countries from which CPL is obtained could also change their laws and regulations regarding the export of the natural products or impose or increase taxes or duties payable by exporters of such products. Restrictions could be imposed on the harvesting of the natural products or additional requirements could be implemented for the replanting and regeneration of the raw material. Such events could have a significant impact on our co-promotion of Mytesi®. As a result of each of the foregoing circumstances related to Mytesi® and the APIs of other products that we promote or commercialize, we can provide no assurances that supply sources will not be interrupted from time to time. Changing API suppliers or finding and qualifying new API suppliers can be costly and take a significant amount of time. Many APIs require significant lead-time to manufacture. There can also be challenges in maintaining similar quality or technical standards from one manufacturing batch to the next.

If we are not able to find stable, affordable, high quality, or reliable supplies of our APIs, we may not be able to produce enough supplies of our therapeutic candidates or products we may promote or commercialize, which could have a material adverse effect on our reputation, business, financial condition or results of operations.

We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the FDA and other regulatory agencies for any of our therapeutic candidates and reliance on third-party manufacturers for any products that we may promote or commercialize, including our current commercial products.

To date, our therapeutic candidates have been manufactured in relatively small quantities for preclinical testing and clinical trials as well as for other regulatory purposes by third-party manufacturers. If the FDA or other regulatory agencies approve any of our therapeutic candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved therapeutic candidates. In addition, we rely on, and we expect to continue to rely on, third-party manufacturers to produce commercial quantities of our current commercial products or any product that we may gain the rights to in the future to promote or commercialize. These manufacturers may not be able to successfully increase or maintain the manufacturing capacity for any of our therapeutic candidates that may be approved in the future, our current commercial products or any product we may gain the rights to in order to promote or commercialize in the future, in a timely or economic manner, or at all. Except for current FDA regulations with respect to “medical foods,” the significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. Foreign regulatory agencies may also require the approval of additional validation studies for scaling up the manufacturing process of any of our products, including “medical foods.” If the third-party manufacturers are unable to successfully increase or maintain the manufacturing capacity for a therapeutic candidate or for products that we may promote or commercialize, or if we are unable to secure replacement third-party manufacturers or unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply which could have a material adverse effect on our reputation, business, financial condition or results of operations.

Reliance on third-party manufacturers entails risks, including, but not limited to:

•	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over Talicia® or any future product candidates, if approved, or otherwise do not satisfactorily perform according to the terms of their agreements with us;

•	delays in obtaining regulatory approval for Talicia® or any future product candidates, if our third-party manufacturers fail to satisfy FDA inspectors in connection with pre-approval inspections or otherwise fail to comply with regulatory requirements;

•	the possible termination or nonrenewal of manufacturing agreements by the third-party manufacturers at a time that is costly or inconvenient for us;

•	the possible breach of manufacturing agreements by third-party manufacturers; and

•	product loss or serious adverse events due to contamination, equipment failure, or improper installation or operation of equipment or operator error.

We and our third-party manufacturers or our partners’ manufacturers are, and will be, subject to regulations of the FDA and other foreign regulatory authorities, such as applicable current good manufacturing practices and other quality-based regulations.

We and our third-party manufacturers or our partners’ manufacturers are, and will be, required to adhere to laws, regulations, and guidelines of the FDA and other foreign regulatory authorities setting forth cGMP. These laws, regulations and guidelines cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our therapeutic candidates with varying cGMP rigors depending on what phase each of our respective therapeutic candidates is in with respect to its drug development process and any products we may promote or commercialize, including our current commercial products. We and our third-party manufacturers and our partners’ manufacturers may not be able to comply with applicable laws, regulations, and guidelines. We and our third-party manufacturers and our partners’ manufacturers are, and will be, subject to unannounced inspections by the FDA, state regulators and similar foreign regulatory authorities outside the U.S. Our failure, or the failure of our third-party manufacturers or our partners’ manufacturers, to comply with applicable laws, regulations and guidelines could result in the imposition of sanctions on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of our therapeutic candidates and commercially-marketed products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of our therapeutic candidates and commercially-marketed products, and materially and adversely affect our reputation, business, financial condition or results of operations.

Furthermore, changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, will require prior FDA or other regulatory review and/or approval of the manufacturing process and procedures in accordance with the FDA’s regulations or comparable foreign requirements. This review may be costly and time consuming and could delay or prevent the launch or commercial production of a product. The new facility will also be subject to pre-approval inspection. In addition, we have to demonstrate that the product made at the new facility is equivalent to the product made at the former facility by physical and chemical methods, which are costly and time consuming. It is also possible that the FDA may require clinical testing as a way to prove equivalency, which would result in additional costs and delay, and may also result in delays in approval or commercialization of a product or render it unfeasible.

Even if our therapeutic candidates or any product we may promote or commercialize, receive, have received regulatory clearance or approval or do not require regulatory clearance or approval, they may not become commercially viable products.

None of our therapeutic candidates have been cleared or approved for marketing, and none of our therapeutic candidates is currently being marketed or commercialized in any jurisdiction. We were granted certain rights to promote our current commercial products in certain U.S. territories and to commercialize EnteraGam®. Even if any of our therapeutic candidates or any product we may promote or commercialize receive, have received or do not require regulatory clearance or approval, it may not become a commercially viable product. For example, even if we or our development or commercialization partners receive regulatory clearance or approval to market a therapeutic candidate or receive regulatory clearance or approval to promote or commercialize any product, the clearance or approval may be subject to limitations on the indicated uses or subject to labeling or marketing restrictions, which could materially and adversely affect their marketability and profitability. In addition, a new therapeutic candidate may appear promising at an early stage of development or after clinical trials but never reach the market, or it may reach the market but not result in sufficient product sales, if any. A therapeutic candidate or any product that we may promote or commercialize, may not result in commercial success for various reasons, including but not limited to:

•	difficulty in large-scale manufacturing, including yield and quality;
•	low market acceptance by physicians, healthcare payors, patients and the medical community as a result of lower demonstrated clinical safety or efficacy compared to products, prevalence, and severity of adverse side effects, or other potential disadvantages relative to alternative treatment methods;

•	insufficient or unfavorable levels of reimbursement from government and/or commercial payors, such as, for example, Medicare, Medicaid, and applicable private insurance companies, health maintenance organizations, and other health plan administrators;
•	infringement on proprietary rights of others for which we or our development or commercialization partners have not received licenses;

•	incompatibility with other therapeutic candidates or marketed products;
•	other potential advantages of alternative treatment methods and competitive forces or advancements that may make it more difficult for us to penetrate a particular market segment, if at all;

•	ineffective marketing, sales, and distribution activities and support;
•	lack of significant competitive advantages over existing products on the market;

•	lack of cost-effectiveness or unfavorable pricing compared to other alternatives available on the market;
•	inability to generate sufficient revenues to sustain our business operations in accordance with our plan from the sale or marketing of a product in view of the economic arrangements that we have with commercialization or other partners;

•	changes to product labels, indications or other relevant information that may trigger additional regulatory requirements that may have a direct or indirect impact on commercialization of our products;
•	inability to establish collaborations with third-party development or commercialization partners on acceptable terms, or at all, and our inability or unwillingness, for cost or other reasons, to commercialize our own products (to the extent any are approved for commercialization at the time of any such collaboration issues);

•	timing of market introduction of competitive products, including from generic competitors; and
•	changes in any laws, regulations, or other relevant policies related to drug pricing or other marketing conditions and requirements that may directly or indirectly limit, restrict, or otherwise negatively impact our ability or success in marketing and/or commercializing certain or all products approved for commercialization at the time of the applicable change.

Physicians, various other health care providers, patients, payors or the medical community, in general, may be unwilling to accept, utilize or recommend any of our approved therapeutic candidates and any product we may promote or commercialize. If we are unable, either on our own or through third parties, to manufacture, commercialize or market our proposed formulations, therapeutic candidates or any product we may promote or commercialize when planned, or to develop them commercially, we may not achieve any market acceptance or generate meaningful revenue.

Our relationships with customers, physicians, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may subject us to various federal and state fraud and abuse laws and other health care laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•	federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

•	federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of PPACA, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to: (i) payments or other “transfers of value’’ made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

•	state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

•	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the U.S.

On March 23, 2010, President Obama signed the “Patient Protection and Affordable Care Act” (P.L. 111-148) and on March 30, 2010, the signed the “Health Care and Education Reconciliation Act” (P.L. 111-152), collectively commonly referred to as the “Healthcare Reform Law.” The Healthcare Reform Law included a number of new rules regarding health insurance, the provision of healthcare, conditions to reimbursement for healthcare services provided to Medicare and Medicaid patients, and other healthcare policy reforms. Through the law-making process, substantial changes have been and continue to be made to the current system for paying for healthcare in the U.S., including changes made to extend medical benefits to certain Americans who lacked insurance coverage and to contain or reduce healthcare costs (such as by reducing or conditioning reimbursement amounts for healthcare services and drugs, and imposing additional taxes, fees, and rebate obligations on pharmaceutical and medical device companies). This legislation was one of the most comprehensive and significant reforms ever experienced by the U.S. in the healthcare industry and has significantly changed the way healthcare is financed by both governmental and private insurers. This legislation has impacted the scope of healthcare insurance and incentives for consumers and insurance companies, among others. Additionally, the Healthcare Reform Law’s provisions were designed to encourage providers to find cost savings in their clinical operations. Pharmaceuticals represent a significant portion of the cost of providing care. This environment has caused changes in the purchasing habits of consumers and providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals. This attention may result in our therapeutic candidates and products we may promote or commercialize, including our current commercial products, being chosen less frequently or the pricing being substantially lowered. At this stage, it is difficult to estimate the full extent of the direct or indirect impact of the Healthcare Reform Law on us.

These structural changes could entail further modifications to the existing system of private payors and government programs (such as Medicare, Medicaid, and the State Children’s Health Insurance Program), creation of government-sponsored healthcare insurance sources, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the U.S. could impact the reimbursement for prescribed drugs and pharmaceuticals, including our current commercial products, those we and our development or commercialization partners are currently developing and/or those that we may promote or commercialize in the future. If reimbursement for our approved therapeutic candidates, products we currently commercialize or promote, or any product we may promote or commercialize is substantially reduced or otherwise adversely affected in the future, or rebate obligations associated with them are substantially increased, it could have a material adverse effect on our reputation, business, financial condition or results of operations.

Extending medical benefits to those who currently lack coverage will likely result in substantial costs to the U.S. federal government, which may force significant additional changes to the healthcare system in the U.S. Much of the funding for expanded healthcare coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care and increased enforcement activities. Cost of care could be reduced further by decreasing the level of reimbursement for medical services or products (including those therapeutic candidates currently being developed by us or our development or commercialization partners or any product we may promote or commercialize, including our current commercial products), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, any therapeutic candidate or any product we may promote or commercialize, including our current commercial products, or for which we receive marketing approval in the future, could have a material adverse effect on our reputation, business, financial condition or results of operations.

Several states and private entities initially mounted legal challenges to the Healthcare Reform Law, and they continue to litigate various aspects of the legislation. On July 26, 2012, the U.S. Supreme Court generally upheld the provisions of the Healthcare Reform Law at issue as constitutional. However, the U.S. Supreme Court held that the legislation improperly required the states to expand their Medicaid programs to cover more individuals. As a result, the states have a choice as to whether they will expand the number of individuals covered by their respective state Medicaid programs. Some states have not expanded their Medicaid programs and have chosen to develop other cost-saving and coverage measures to provide care to currently uninsured individuals. Many of these efforts to date have included the institution of Medicaid-managed care programs. The manner in which these cost-saving and coverage measures are implemented could have a material adverse effect on our reputation, business, financial condition or results of operations.

Further, the healthcare regulatory environment has seen significant changes in recent years and is still in flux.  Legislative initiatives to modify, limit, replace, or repeal the Healthcare Reform Law and judicial challenges continue, and may increase in light of the current administration and legislative environment.  We cannot predict the impact on our business of future legislative and legal challenges to the Healthcare Reform Law or other changes to the current laws and regulations. The financial impact of U.S. healthcare reform legislation over the next few years will depend on a number of factors, including the policies reflected in implementing regulations and guidance and changes in sales volumes for therapeutics affected by the legislation. From time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing coverage, reimbursement, and marketing of pharmaceutical products. In addition, third-party payor coverage and reimbursement policies are often revised or interpreted in ways that may significantly affect our business and our products.

Since taking office, President Trump has continued to support the repeal of all or portions of the Healthcare Reform Law. President Trump has also issued an executive order in which he stated that it is his administration’s policy to seek the prompt repeal of the Healthcare Reform Law and in which he directed executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of the provisions of the Healthcare Reform Law to the maximum extent permitted by law. Congress has enacted legislation that repeals certain portions of the Healthcare Reform Law, including but not limited to the Tax Cuts and Jobs Act, passed in December 2017, which included a provision that eliminates the penalty under the Healthcare Reform Law’s individual mandate, effective January 1, 2019, as well as the Bipartisan Budget Act of 2018, passed in February 2018, which, among other things, repealed the Independent Payment Advisory Board (which was established by the Healthcare Reform Law and was intended to reduce the rate of growth in Medicare spending). There have also been more recent examples of judicial challenges, such as federal judges attempting to invalidate the entire Healthcare Reform Law based on the individual mandate. There is still uncertainty with respect to the impact President Trump’s administration and the U.S. Congress may have, if any, and any changes will likely take time to unfold.

Third-party payors may not adequately reimburse customers for any of our therapeutic candidates that are approved or cleared for marketing or for products that we may promote or commercialize, including our current commercial products, and may impose coverage restrictions or limitations that affect their use.

Our revenues and profits depend heavily upon the availability of adequate reimbursement for the use of our approved or cleared therapeutic candidates, our current commercial products, and any products that we may promote or commercialize, from governmental or other third-party payors, both in the U.S. and in foreign markets. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that the use of an approved or cleared therapeutic candidate or product is:

•	a covered benefit under its health plan;
•	safe, effective and medically necessary;

•	appropriate for the specific patient;
•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a therapeutic candidate or for any product that we may promote or commercialize, including our current commercial products, from any government or other third-party payor is a time-consuming and costly process that could require us or our development or commercialization partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our therapeutic candidates or any product that we currently, or may, promote or commercialize to each payor. Even when a payor determines that a therapeutic candidate or a product that we promote or commercialize is eligible for reimbursement under its criteria, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or other foreign regulatory authorities, or may impose restrictions, such as prior authorization requirements, or may simply deny coverage altogether. Reimbursement rates may vary according to the use of the therapeutic candidate or the use of any product that we promote or commercialize and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for products or services, and may reflect budgetary constraints or imperfections in Medicare, Medicaid or other data used to calculate these rates. In particular, reimbursement for our products may not be available from Medicare or Medicaid, and reimbursement from other third-party payors may be limited, reduced or revoked. For example, reimbursement for Donnatal® has been limited and is mostly available only through private payors, with certain restrictions, such as prior authorization requirements. In addition, because EnteraGam® is a “medical food” it is subject to unique FDA regulations and requirements that may limit its market potential. Overall, our ability to get reimbursement coverage for our commercial products has historically been limited. Successful commercialization of our current commercial products requires a conducive reimbursement environment. If our products do not receive adequate reimbursement coverage, or if reimbursement coverage is reduced or otherwise adversely affected, then their respective commercial prospects could be severely limited. Although certain payors may currently provide some form of coverage for our commercial products, payors may suspend or discontinue reimbursement at any time, may require or increase co-payments from patients, may impose restrictions or limitations on coverage, or may reduce reimbursement rates for our products. If we fail to establish broad adoption of and reimbursement for our commercial products, or if we are unable to maintain any existing reimbursement from payors, our ability to generate revenue could be harmed and this could have a material adverse effect on our reputation, business, financial condition or results of operations. In addition to our existing commercial products, any new product we may promote or commercialize in the future may require that we expend substantial time and resources in order to obtain and retain reimbursement, and any of these efforts may not be successful.

In the U.S., there have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for our therapeutic candidates or for any product that we may promote or commercialize in the U.S. In addition, there is a growing emphasis on comparative effectiveness research, both by private payors and by government agencies. To the extent other drugs or therapies are found to be more effective than our products, payors may elect to cover such therapies in lieu of our products or reimburse our products at a lower rate. Legislation that reduces reimbursement for our therapeutic candidates could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our therapeutic candidates, if approved, or for any product that we may promote or commercialize, including our current commercial products. This could materially and adversely impact our reputation, business, financial condition or results of operations by reducing our ability to generate meaningful revenue, raise capital, obtain additional collaborators and market. At this stage, we are unable to estimate the extent of the direct or indirect impact of any such federal and state proposals.

Furthermore, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both the Centers for Medicare and Medicaid Services and other third-party payors may have sufficient market power to demand significant price reductions. Price reductions or other significant coverage policies or payment limitations could materially and adversely affect our reputation, business, financial condition or results of operations.

Risks Related to the Offering

We will have broad discretion in how to use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our investors.

We will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as the business and the industry that we address evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

It is not possible to predict the aggregate proceeds resulting from sales made under the Sales Agreement.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to SVB Leerink at any time throughout the term of the Sales Agreement. The number of ADSs that are sold through SVB Leerink after delivering a placement notice will fluctuate based on a number of factors, including the market price of our ADSs or Ordinary Shares during the sales period, any limits we may set with SVB Leerink in any applicable placement notice and the demand for our ADSs. Because the price per each ADS sold pursuant to the Sales Agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the Sales Agreement.

The ADSs offered hereby will be sold in "at-the-market offerings" and investors who buy ADSs at different times will likely pay different prices.

Investors who purchase ADSs in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of ADSs sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for ADSs to be sold in this offering. Investors may experience a decline in the value of the ADSs they purchase in this offering as a result of sales made at prices lower than the prices they paid.

You will experience immediate and substantial dilution in the book value per ADS you purchase.

The offering price per share in this offering may exceed the net tangible book value per ADS outstanding prior to this offering. Assuming that an aggregate of 7,237,635 ADSs are sold during the term of the Sales Agreement with SVB Leerink, at a price of $8.29 per ADS (the last reported sale price of our ADSs on Nasdaq on July 22, 2019), for aggregate gross proceeds of approximately $60.0 million, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate and substantial dilution of $5.90 per share, representing the difference between the assumed offering price per share and our as adjusted net tangible book value per share as of June 30, 2019, after giving effect to this offering. If holders of outstanding options or warrants to acquire our ADSs exercise those options or warrants at prices below the price you pay, you will experience further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the ADSs offered hereby will be made directly into the market, the prices at which we sell these ADSs will vary and these variations may be significant. Purchasers of the ADSs we sell, as well as our existing shareholders, will experience significant dilution if we sell ADSs at prices significantly below the price at which they invested.

ADSs representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ADSs and Ordinary Shares to decline.

All of our ADSs sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ADSs may be sold in the public market following this offering. These sales, and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, may cause the market price of our ADSs and Ordinary Shares to decline. This could make it more difficult for you to sell your ADSs at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs, Ordinary Shares or other securities convertible into or exchangeable for our ADSs or Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell ADSs, Ordinary Shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to the rights of ADSs holders. The price per share at which we sell additional ADSs, Ordinary Shares or securities convertible or exchangeable into ADSs or Ordinary Shares, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

The actual number of ADSs we will sell under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to SVB Leerink at any time during the term of the Sales Agreement. Because the number of ADSs that are sold by SVB Leerink after delivery of the placement notice to SVB Leerink will fluctuate based on the market price of the ADSs during the sales period and any limits we set with SVB Leerink, it is not possible at this stage to predict the number of ADSs that will ultimately be sold.

Risks Related to Potential Acquisitions

If we acquire products or companies that own rights to, or otherwise acquire commercialization and related rights to, products, such transaction could result in additional costs, integration or operating difficulties, dilution and other adverse consequences.

Part of our strategy is to identify and acquire rights to products that have been cleared or approved for marketing in the U.S. or elsewhere, and in particular, those with a therapeutic focus on GI or with therapeutic activities which are overlapping or complementary to our existing commercial activities. Management has evaluated, and expects to continue to evaluate, a wide array of potential strategic acquisitions. From time to time, management may engage in discussions regarding potential acquisitions or licensing of rights to certain products management believes are critical to our business. Any one of these transactions could have a material effect on our financial condition and operating results. In connection with these acquisitions or licensing transactions, we may:

  issue equity securities that may substantially dilute our shareholders’ percentage of ownership;
  be obligated to make milestone, royalty or other contingent or non-contingent payments;
  incur debt or non-recurring and other charges, or assume liabilities; and
  incur amortization expenses related to intangible assets or incur large and immediate write-offs of assets or goodwill or impairment charges.

In addition, the process of integrating an acquired product, company, business or technology may create operating difficulties and expenditures and pose numerous additional risks to our operations, including:

  difficulty and expense in integrating the acquired product, company, business or technology and personnel in accordance with our business strategy and existing operations, including the failure to achieve the expected benefits and synergies;
  failure to manufacture or supply the acquired product economically or successfully commercialize or achieve market acceptance of the acquired product;
  exposure to liabilities of the acquired product or company, including known or unknown risks relating to the validity or enforceability of patents, expiration of patents or exclusivity rights, generic competition, product defects or product liability claims;
  disruption of our business and diversion of our management’s and technical personnel’s time and attention from their day-to-day responsibilities;
  adverse effects on our operating results or financial condition, including due to expenditures or acquisition-related costs, costs of commercialization or amortization or impairment costs for acquired goodwill and other intangible assets;
  impairment of relationships with key suppliers and manufacturers due to changes in management and ownership and difficulty in maintaining existing agreements, licenses and other arrangements or rights on substantially similar terms as existed prior to the acquisition;
  regulatory changes and market dynamics after the acquisition; and
  potential loss of key employees, particularly those of the acquired entity.

If any of the above events (or more) occur, or if we cannot effectively manage or respond to such events following one or more acquisitions, they may have material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We may sell ADSs from time to time, having aggregate sales proceeds of up to $60.0 million. The amount of proceeds from this offering will depend upon the number of ADSs sold and the market price at which they are sold. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will be able to sell any ADSs under or fully utilize the Sales Agreement with SVB Leerink as a source of financing.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund preparations for potential commercial launches of product candidates, including Talicia®, and commercialization activities, clinical development programs and for acquisitions and general corporate purposes.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the status of and results from our clinical, non-clinical or pre-clinical trials, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. In addition, while we have not entered into any binding agreements or commitments relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures, and other strategic transactions.

DILUTION

If you invest in our ADSs, your interest will be diluted immediately to the extent of the difference between the price per ADS you pay in this offering and our as-adjusted net tangible book value per ADS after giving effect to this offering.

Our net tangible book value as of June 30, 2019 was approximately $26.7 million, or approximately $0.94 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets minus total liabilities, net of leases presented as right-of-use assets and lease liabilities, divided by the total number of our Ordinary Shares outstanding as of June 30, 2019 and multiplying such amount by 10 (one ADS represents 10 Ordinary Shares).

After giving effect to the assumed sale of 7,237,635 ADSs at an assumed offering price of $8.29 per ADS (the last reported sale price of our ADSs on Nasdaq on July 22, 2019), for aggregate gross proceeds of approximately $60.0 million, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2019 would have been approximately $84.9 million, or $2.39 per ADS. This represents an immediate increase in net tangible book value of $1.45 per ADS to our existing shareholders and an immediate dilution in net tangible book value of approximately $5.90 per ADS to purchasers of our ADSs, as illustrated by the following table:

Assumed offering price per ADS		$8.29

Net tangible book value per ADS as of June 30, 2019	$ 0.94

Increase in net tangible book value per ADS attributable to new investors purchasing ADSs in this offering	$ 1.45

As-adjusted net tangible book value per ADS as of June 30, 2019 after giving effect to this offering		$2.39

Dilution per ADS to new investors purchasing our ADSs in this offering		$5.90

The number of Ordinary Shares to be outstanding after this offering is based on 283,686,908 Ordinary Shares outstanding as of June 30, 2019, and excludes as of such date (i) 38,100,235 Ordinary Shares issuable upon the exercise of outstanding options to purchase 38,100,235 Ordinary Shares at a weighted average exercise price of $1.02 per share (equivalent to 3,810,023 ADSs at a weighted average exercise price of $10.20 per ADS), and (ii) 20,254,580 Ordinary Shares issuable upon the exercise of outstanding non-tradable warrants to purchase 20,254,580 Ordinary Shares at an exercise price of $1.33 per share (equivalent to 2,025,458 ADSs at a weighted average exercise price of $13.33 per ADS).

An increase of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of approximately $60.0 million during the term of the Sales Agreement with SVB Leerink is sold at that price, would increase our as adjusted net tangible book value per ADS to $2.44 per ADS and would increase the dilution in net tangible book value per ADS to new investors in this offering to $6.85 per ADS, after deducting commissions and estimated offering expenses payable by us. A decrease of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price per share shown in the table above, assuming all of our ADSs in the aggregate amount of approximately $60.0 million during the term of the Sales Agreement with SVB Leerink is sold at that price, would decrease our as adjusted net tangible book value per ADS to $2.32 per share and would decrease the dilution in net tangible book value per ADS to new investors in this offering to $4.97 per ADS, after deducting commissions and estimated offering expenses payable by us.

The as-adjusted information discussed above is illustrative only. Our net tangible book value following the completion of the offering is subject to further adjustment based on the actual offering price of our ADSs and other terms of this offering determined at pricing.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations

General

The following is a summary of the material tax consequences under Israeli law concerning the purchase, ownership and disposition of our Ordinary Shares or American Depositary Shares (collectively, the “Shares”).

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation which has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership, and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income at the rate of 23% for the 2019 tax year.

Taxation of Shareholders

Capital Gains

Capital gains tax is imposed on the disposition of capital assets by an Israeli resident and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless an exemption is available or unless an applicable double tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus generally computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax.

Real Gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Corporate and individual shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (23% in 2019 and thereafter), and a marginal tax rate of up to 50% in 2019 for individuals, including an excess tax (as discussed below).

Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli shareholder may be exempt from Israeli tax under the Israeli Income Tax Ordinance provided that the following cumulative conditions are met: (i) the Shares were purchased upon or after the registration of the Shares on the stock exchange (this condition will not apply to shares purchased on or after January 1, 2009) and (ii) the seller does not have a permanent establishment in Israel to which the generated capital gain is attributed. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a 25% or more interest in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the income or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of the Shares may be exempt from Israeli capital gains tax under the provisions of an applicable double tax treaty. For example, the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, or the U.S.-Israel Double Tax Treaty, exempts a U.S. resident (for purposes of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with the sale of the Shares, provided that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12-month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; however, under the U.S.-Israel Double Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Double Tax Treaty does not relate to U.S. state or local taxes.

Payers of consideration for the Shares, including the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held, are obligated, subject to certain exemptions, to withhold tax upon the sale of Shares at a rate of 25% of the consideration for individuals and corporations.

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid to the Israeli Tax Authority on January 31 and July 31 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, such return need not be filed, and no advance payment must be paid. Capital gains are also reportable on annual income tax returns.

Dividends

Dividends distributed by a company to a shareholder who is an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder, as defined above, at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will generally be exempt from Israeli income tax provided that the income from which such dividend is distributed, derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-Israeli resident (either an individual or a corporation) are generally subject to Israeli withholding tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable double tax treaty. For example, under the U.S.-Israel Double Tax Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate under The Law for the Encouragement of Capital Investments, 1959, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) and who have taxable income that exceeds a certain threshold in a tax year ((NIS 649,560 for 2019, linked to the Israeli Consumer Price Index) will be subject to an additional tax at the rate of 3% on his or her taxable income for such tax year that is in excess of such amount. For this purpose, taxable income includes taxable capital gains from the sale of securities and taxable income from interest and dividends, subject to the provisions of an applicable double tax treaty.

Estate and Gift Tax

Israel does not currently impose estate or gift taxes if the Israeli Tax Authority is satisfied that the gift was made in good faith and on condition that the recipient of the gift is not a non-Israeli resident.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares and ADSs by U.S. Holders, as defined below. This summary addresses solely U.S. Holders who acquire ADSs pursuant to this offering and who hold Ordinary Shares or ADSs, as applicable, as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in our Ordinary Shares or ADSs.

This summary does not address tax considerations applicable to a holder of our Ordinary Shares or ADSs that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies or notional principal contracts;
•	banks, insurance companies and other financial institutions;
•	real estate investment trusts;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	traders that have elected mark-to-market accounting;
•	corporations that accumulate earnings to avoid U.S. tax;
•	pension plans;
•	investors that hold the Ordinary Shares or ADSs as part of a “straddle,” “hedge,” or “conversion transaction” with other investments;
•	regulated investment companies;
•	persons that actually or constructively own 10 percent or more of our shares by vote or by value;
•	persons that are treated as partnerships or other pass-through entities for U.S. federal income purposes and persons who hold the Ordinary Shares or ADSs through partnerships or other pass-through entities; and
•	persons whose functional currency is not the U.S. dollars.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local, or foreign tax consequences to a holder of our Ordinary Shares or ADSs.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local and other tax consequences of an investment in Ordinary Shares or ADSs.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of an Ordinary Share or ADS that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal tax purposes holds Ordinary Shares or ADSs, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities or arrangements that are classified as partnerships for U.S. federal tax purposes and persons holding Ordinary Shares or ADSs through such entities should consult their own tax advisors.

In general, if you hold ADSs, you will be treated as the holder of the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying Ordinary Shares represented by those ADSs.

Distributions

Subject to the discussion under “—Passive Foreign Investment Companies” below, the gross amount of any distribution, including the amount of any Israeli taxes withheld from such distribution, see “Material Tax Considerations—Israeli Tax Considerations,” actually or constructively received by a U.S. Holder with respect to an Ordinary Share (or, in the case of an ADS, received by the depositary) will be taxable to the U.S. Holder as foreign source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by us. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Ordinary Share or ADS. Distributions in excess of such adjusted tax basis will generally be taxable to the U.S. Holder as capital gain from the sale or exchange of property as described below under “—Sale or Other Disposition of Ordinary Shares or ADSs.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, then the distribution will generally be taxable as a dividend. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain qualified dividends received by non-corporate U.S. Holders will be subject to U.S. federal income tax at the preferential long-term capital gains of, currently, a maximum of 20%. This preferential income tax rate is applicable only to dividends paid by a “qualified foreign corporation” that is not a PFIC for the year in which the dividend is paid or for the preceding taxable year, and only with respect to Ordinary Shares or ADSs held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date). Dividends we pay with respect to the Ordinary Shares or ADSs generally will be qualified dividend income provided that, in the year that the U.S. Holder receives the dividend, either (a) we are eligible for the benefits under the U.S.-Israel Double Tax Treaty or (b) the Ordinary Shares or ADSs are readily tradable on an established securities market in the U.S. However, if we were a PFIC, dividends paid by us to individual U.S. Holders may not be eligible for the reduced income tax rate applicable to qualified dividends. As discussed below in “—Passive Foreign Investment Companies,” we do not anticipate being treated as a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable or future taxable years. You should consult your own tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”), including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of ADSs, the depositary’s) receipt of the dividend, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit in your particular situation.

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the discussion under “—Passive Foreign Investment Companies” below, a U.S. Holder that sells or otherwise disposes of its Ordinary Shares or ADSs will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s adjusted basis in the Ordinary Shares or ADSs. Such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period of the Ordinary Shares or ADSs exceeds one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition or our Ordinary Shares or ADSs will be U.S. source gain or loss for purposes of the foreign tax credit limitation. However, if we were a PFIC, any such gain would be subject to the PFIC rules, as discussed below, rather than being taxed as capital gain. As discussed below in “—Passive Foreign Investment Companies,” we do not anticipate being a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable year and future taxable years.

If a U.S. Holder receives foreign currency upon a sale or exchange of Ordinary Shares or ADSs, gain or loss will be recognized in the manner described above under “—Distributions.” However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

As discussed above under the heading “Material Tax Considerations—Israeli Tax Considerations—Taxation of Shareholders,” a U.S. Holder who holds Ordinary Shares or ADSs through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Ordinary Shares or ADSs if the U.S. Holder does not obtain approval of an exemption from the Israeli Tax Authorities or does not claim any allowable refunds or reductions. U.S. Holders are advised that any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on their net investment income, which includes dividends paid on the Ordinary Shares or ADSs and capital gains from the sale or other disposition of the Ordinary Shares or ADSs.

Passive Foreign Investment Companies

Although we do not anticipate being treated as a PFIC for this year, it is possible that based on the value and composition of our assets, that we may be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or future taxable years. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income; or
•	at least 50% of the value of its assets (based on an average of the fair market values of the assets determined at the end of each quarter during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received a proportionate share of the income of such other corporation directly. Passive income generally includes, among other things, dividends, interest, rents, royalties and certain capital gain, but generally excludes rents and royalties that are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the Ordinary Shares or ADSs, our PFIC status will depend in large part on the market price of the Ordinary Shares or ADSs, which may fluctuate significantly.

If we are a PFIC for any year during which a U.S. Holder holds Ordinary Shares or ADSs, such Ordinary Shares or ADSs generally will continue to be treated as Ordinary Shares or ADSs in a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the Ordinary Shares or ADSs, unless we cease to be a PFIC and such U.S. Holder makes a “deemed sale” election with respect to the Ordinary Shares or ADSs such U.S. Holder holds. If such election is made, a U.S. Holder will be deemed to have sold the Ordinary Shares or ADSs it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the U.S. federal income tax treatment described below. After the deemed sale election, the Ordinary Shares or ADSs with respect to which the deemed sale election was made will not be treated as Ordinary Shares or ADSs in a PFIC unless we subsequently become a PFIC.

For each taxable year we are treated as a PFIC with respect to a U.S. Holder, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Ordinary Shares or ADSs, unless it makes a “mark-to-market” election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or its holding period for the Ordinary Shares or ADSs will be treated as an excess distribution. Under these special tax rules, if a U.S. Holder receives any excess distribution or realize any gain from a sale or other disposition of the Ordinary Shares or ADSs:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or ADSs;
•	the amount of excess distribution or gain allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, must be included in the U.S. Holder’s gross income (as ordinary income) for the current tax year; and
•	the amount allocated to each other year will be subject to the highest marginal tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to such amounts allocated to each other year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any losses for such years. Additionally, any gains realized on the sale of the Ordinary Shares or ADSs cannot be treated as capital gains.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. Holder will be deemed to own its proportionate share of any such subsidiaries that are PFICs, and such U.S. Holder may be subject to the rules described in the preceding two paragraphs with respect to the shares of such subsidiaries that are PFICs it would be deemed to own. As a result, a U.S. Holder may incur liability for any “excess distribution” described above if we receive a distribution from such subsidiaries that are PFICs or if any we dispose of, or are deemed to dispose of, any shares in such subsidiaries that are PFICs. You should consult your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If a U.S. Holder makes a mark-to-market election for the Ordinary Shares or ADSs, such U.S. Holder will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the Ordinary Shares or ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such Ordinary Shares or ADSs. a U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares or ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares or ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares or ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares or ADSs, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares or ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the Ordinary Shares or ADSs. A U.S. Holder’s basis in the Ordinary Shares or ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except the lower applicable tax rate for qualified dividend income would not apply. If we cease to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of the Ordinary Shares or ADSs will be a capital gain or loss and taxed in the manner described above under “—Sale or Other Disposition of Ordinary Shares or ADSs.”

The mark-to-market election is available only for “marketable stock,” which is a stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or another market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on the NASDAQ Global Market and, accordingly, provided the ADSs are regularly traded, the mark-to-market election would be available to a U.S. Holder of ADSs if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the Ordinary Shares or ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns the Ordinary Shares or ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by a U.S. Holder. Consequently, a U.S. Holder could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund election” to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualifying Electing Fund) containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file such annual information return could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. You should consult your own tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE IMPACT AND APPLICATION OF THE PFIC RULES ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Backup Withholding and Information Reporting

Payments of dividends with respect to Ordinary Shares or ADSs and the proceeds from the sale, retirement, or other disposition of Ordinary Shares or ADSs made by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 24%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability provided that the required information is furnished to the IRS. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Individual U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares or ADSs, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). U.S. Holders paying more than $100,000 for our Ordinary Shares or ADSs may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. As described above under “—Passive Foreign Investment Companies,” if we were determined to be a PFIC, each U.S. Holder would be required to file an annual report containing certain information. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

You should consult your own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES OR ADSs IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with SVB Leerink under which we may sell up to $60.0 million of our ADSs from time to time through SVB Leerink as our sales agent. Sales of our ADSs, if any, will be made by any method that is deemed to be an "at-the-market offering" as defined in Rule 415 under the Securities Act, including sales made directly on or through the Nasdaq Global Market, on or through any other existing trading market for the ADSs or to or through a market maker.

SVB Leerink will offer our ADSs subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and SVB Leerink. We will designate the maximum number or amount of ADSs to be sold through SVB Leerink on a daily basis or otherwise determine such maximum number or amount together with SVB Leerink. Subject to the terms and conditions of the Sales Agreement, SVB Leerink will use commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the ADSs requested to be sold by us. We may instruct SVB Leerink not to sell ADSs if the sales cannot be effected at or above a minimum price designated by us in any such instruction. SVB Leerink or we may suspend the offering of our ADSs being made through SVB Leerink under the Sales Agreement upon proper notice to the other party. SVB Leerink and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party's sole discretion at any time. The offering of our ADSs pursuant to the Sales Agreement will otherwise terminate upon the termination of the Sales Agreement as provided therein.

The compensation payable to SVB Leerink as sales agent will be an amount of up to 3.0% of the gross proceeds of any shares of ADSs sold through it pursuant to the Sales Agreement and we will reimburse SVB Leerink for up to $50,000 of its expenses, including fees and disbursements to legal counsel. In accordance with Financial Industry Regulatory Authority, Inc. Rule 5110 (“FINRA Rule 5110”), these reimbursed fees and expenses are deemed sales compensation to SVB Leerink in connection with this offering. Additionally, we have separately granted to SVB Leerink the right to participate in future financings by us. That right represents an additional 1.0% of deemed sales compensation to SVB Leerink under FINRA Rule 5110.

We estimate that the total expenses of the offering payable by us, excluding compensation payable to SVB Leerink under the Sales Agreement, will be approximately $250,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales of our ADSs, will equal our net proceeds for the sale of such ADSs.

SVB Leerink will provide written confirmation to us no later than the next succeeding trading day on the Nasdaq Global Market after each day on which ADSs are sold through it as sales agent under the Sales Agreement. Each confirmation will include the amount or number of shares sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us from such sales.

Settlement for sales of ADSs will occur, unless the parties agree otherwise, on the second trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the ADSs on our behalf pursuant to the Sales Agreement, SVB Leerink will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation paid to SVB Leerink will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to SVB Leerink with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act. As sales agent, SVB Leerink will not engage in any transactions that stabilize our ADSs.

SVB Leerink and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by us and SVB Leerink may distribute this prospectus supplement and the accompanying prospectus electronically.

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 and has not been filed with or approved by the Israel Securities Authority.

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Haynes and Boone, LLP, New York, New York. The validity of the securities being offered by this prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Tel-Aviv, Israel. Covington & Burling LLP, New York, New York is acting as counsel to SVB Leerink in connection with this offering with respect to U.S. law and Gornitzky & Co., Tel-Aviv, Israel, is acting as counsel to SVB Leerink with respect to Israeli law. Members of Covington & Burling LLP are the beneficial owners of an aggregate of less than 1% of our Ordinary Shares.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.

This prospectus supplement is part of the registration statement on Form F-3 filed with the SEC in connection with this offering and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Securities Exchange Act of 1934, as amended before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	the description of our Ordinary Shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019, as amended on May 15, 2019; and

•	reports on Form 6-K filed on February 26, 2019, March 4, 2019, May 7, 2019 (two filings), May 9, 2019, May 16, 2019, May 21, 2019, May 23, 2019, June 10, 2019, June 24, 2019, July 3, 2019, and July 23, 2019.

In addition, any reports on Form 6-K submitted to the SEC prior to the termination of the offering that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above-listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel-Aviv 6473921, Israel, Attn: Micha Ben Chorin, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$175,000,000 of

American Depositary Shares representing Ordinary Shares,

Ordinary Shares,

Warrants to Purchase American Depositary Shares,

Subscription Rights and/or Units

Offered by the Company

REDHILL BIOPHARMA LTD.

We may offer to the public from time to time in one or more series or issuances American Depositary Shares ("ADSs"), ordinary shares, warrants, subscription rights and/or units, including the securities carried forward from the Prior Shelf Registration Statement, consisting of two or more of these classes or series of securities. Each ADS represents 10 ordinary shares.

We refer to the ADSs, ordinary shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

This prospectus also may be used in connection with the issuance of up to 2,025,458 ADSs issuable upon the exercise of outstanding warrants.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Market or Tel Aviv Stock Exchange (the "TASE"), as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the TASE, and our ADSs are traded on the Nasdaq Global Market under the symbol “RDHL.” The last reported sale price for our ADSs on July 20, 2018 as quoted on the Nasdaq Global Market was $9.96 per ADS, and the last reported sale price for our ordinary shares on July 19, 2018 as quoted on the TASE was NIS3.93 per share, or $1.08 per share (based on the exchange rate reported by the Bank of Israel for such date).

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 3 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus, including the securities carried forward from the Prior Shelf Registration Statement, in one or more offerings up to a total price to the public of $175,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

REDHILL BIOPHARMA LTD.

Overview

Our legal and commercial name is RedHill Biopharma Ltd. We were incorporated on August 3, 2009 and were registered as a private company limited by shares under the laws of the State of Israel. Our ordinary shares are traded on TASE under the symbol “RDHL” and our ADSs are traded on the Nasdaq Global Market under the symbol "RDHL". Each ADS represents 10 ordinary shares.

We are a specialty biopharmaceutical company primarily focused on late-clinical stage development and commercialization of proprietary drugs for gastrointestinal (“GI”) diseases.  Depending on the specific development program, our therapeutic candidates are designed to exhibit greater efficacy and provide improvements over existing drugs by one or more of the following: by improving their safety profile, reducing side effects, lowering the number of administrations, using a more convenient administration form or providing a cost advantage.

In addition to our primary focus on the development of clinical-stage GI products, we have established commercial presence and capabilities in the U.S., intended primarily to support potential future launch of our GI-related therapeutic candidates currently under development in the U.S. Under agreements with third parties, our GI-focused sales force in the U.S. currently promotes Donnatal® (Phenobarbital, Hyoscyamine Sulfate, Atropine Sulfate, Scopolamine Hydrobromide) and Esomeprazole Strontium Delayed-Release Capsules 49.3mg and commercialize EnteraGam® (serum-derived bovine immunoglobulin/protein isolate (“SBI”), and we have the exclusive U.S. rights to co-promote Mytesi® (crofelemer 125 mg delayed-release tablets) to certain gastroenterologists and primary care physicians.

Our key clinical-stage development programs include: (i) TALICIA® (RHB-105) for the treatment of Helicobacter pylori infection with an ongoing confirmatory Phase III study and positive results from a first Phase III study; (ii) RHB-104 with an ongoing first Phase III study for Crohn's disease; (iii) RHB-204, with a planned pivotal Phase III study for nontuberculous mycobacteria (NTM) infections; (iv) BEKINDA® (RHB-102) with positive results from a Phase III study for acute gastroenteritis and gastritis and positive results from a Phase II study for IBS-D; (v) YELIVA® (ABC294640), a first-in-class SK2 selective inhibitor, targeting multiple oncology, inflammatory and gastrointestinal indications, with an ongoing Phase IIa study for cholangiocarcinoma; (vi) RHB-106, an encapsulated bowel preparation licensed to Salix Pharmaceuticals, Ltd. and (vi) RHB-107 (formerly MESUPRON), a Phase II-stage first-in-class, serine protease inhibitor, targeting cancer and inflammatory gastrointestinal diseases.

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We generate our pipeline of therapeutic candidates by identifying, rigorously validating and in-licensing or acquiring products that are consistent with our products strategy and that we believe exhibit a relatively high probability of therapeutic and commercial success. Our therapeutic candidates have not yet been approved for marketing and, to date, there have been no meaningful sales. We intend to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis. We may also evaluate, on a case by case basis, co-development and similar arrangements and the independent commercialization of our therapeutic candidates in the U.S.

Corporate Information

Our principal executive offices are located at 21 Ha’arba’a Street, Tel Aviv, Israel and our telephone number is +972 (3) 541-3131. Our web site address is http://www.redhillbio.com. The information on our web site does not constitute part of this prospectus. Our registered agent in the United States is RedHill Biopharma Inc. The address of RedHill Biopharma Inc. is 8045 Arco Corporate Drive, Suite 130 Raleigh, NC 27617.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption "Item 3: Key Information - Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2017, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares (directly or in the form of ADSs) to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may include forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	our ability to obtain additional financing;
•	our receipt of regulatory clarity and approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;
•	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, as well as the extent and number of additional studies that we may be required to conduct;
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•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;
•	our ability to establish and maintain corporate collaborations;
•	that products we promote or commercialize may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for our products;
•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and maintain our own marketing and commercialization capabilities;
•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates or commercial products;
•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in research, preclinical studies or clinical trials;
•	the implementation of our business model, strategic plans for our business, therapeutic candidates and commercial products;
•	the impact of other companies and technologies that compete with us within our industry;
•	our estimates of the markets, their size, characteristics and their potential for our therapeutic candidates and commercial products and our ability to serve those markets;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing or violating the intellectual property rights of others;
•	parties from whom we license or acquire our intellectual property defaulting in their obligations towards us;
•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats; and
•	the impact of the political and security situation in Israel and in the U.S. on our business.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

CAPITALIZATION

The table below sets forth our total capitalization as of March 31, 2018. The financial data in the following table should be read in conjunction with our financial statements and notes thereto incorporated by reference herein.

As of March 31, 2018
Actual
(in thousands)

Total debt (1) (1)	$10,103
Ordinary shares, par value NIS 0.01 per share	577
Additional paid-in capital	177,787
Warrants	–
Accumulated deficit	(142,073)
Total shareholders’ equity	36,291
Total capitalization	$46,394

(1)	Represents $9,705 thousand under current liabilities, mainly accounts payable and accrued expenses.

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PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol "RDHL" since February 3, 2011. Prior to that date, there was no public market for our ordinary shares. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel. The following table lists the high and low closing prices for our ordinary shares for the periods indicated as reported by the TASE.

	NIS		$U.S.
	Price per Ordinary Share		Price per Ordinary Share
Annual Data	High	Low	High	Low
2018 (through July 19, 2018)	4.08	1.72	1.12	0.47
2017	4.16	1.59	1.08	0.45
2016	6.05	3.32	1.58	0.86
2015	7.80	4.34	2.03	1.12
2014	6.80	3.00	1.96	0.78
2013	4.29	3.23	1.15	0.92

Quarterly Data
2018
Third quarter (through July 19, 2018)	4.08	3.04	1.12	0.83
Second quarter	2.97	1.72	0.82	0.47
First quarter	2.27	1.76	0.66	0.50
2017
Fourth quarter	3.80	1.59	1.07	0.45
Third quarter	3.75	2.85	1.05	0.81
Second quarter	3.79	3.00	1.04	0.86
First quarter	4.16	3.38	1.08	0.92
2016
Fourth quarter	5.51	3.73	1.45	0.98
Third quarter	6.05	4.21	1.58	1.09
Second quarter	5.30	3.90	1.41	1.41
First quarter	5.14	3.32	1.31	0.86

Most Recent Six Months
July 2018 (through July 19, 2018)	4.08	3.04	1.12	0.83
June 2018	2.97	2.53	0.82	0.71
May 2018	2.57	1.72	0.71	0.47
April 2018	1.83	1.72	0.52	0.48
March 2018	2.11	1.77	0.60	0.50
February 2018	2.16	1.94	0.61	0.58
January 2018	2.27	1.76	0.66	0.51

On July 19, 2018, the last reported sales price of our ordinary shares on the TASE was NIS 3.93 per share, or $1.08 per share (based on the exchange rate reported by the Bank of Israel for such date).  On July 19, 2018 the exchange rate of the NIS to the U.S. dollar was $1.00 = NIS 3.65, as reported by the Bank of Israel.

PRICE RANGE OF OUR ADSs

Our ADSs were traded under the symbol “RDHL” on the Nasdaq Capital Market from December 27, 2012 through July 19, 2018, and commenced trading on the Nasdaq Global Market on July 20, 2018.

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The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the Nasdaq Capital Market and the Nasdaq Global Market (commencing on July 20, 2018) in U.S. dollars.

	$U.S.
	Price per ADS
	High	Low
Annual
2018 (through July 20, 2018)	11.35	4.82
2017	10.88	4.58
2016	16.29	8.21
2015	19.79	11.05
2014	19.20	8.03
2013	13.60	8.31

Quarter
2018
Third quarter (through July 20, 2018)	11.35	9.08
Second quarter	8.53	4.82
First quarter	6.84	4.96
2017
Fourth quarter	10.81	4.58
Third quarter	10.81	8.18
Second quarter	10.38	8.44
First quarter	10.88	9.30
2016
Fourth quarter	14.47	9.65
Third quarter	16.29	10.80
Second quarter	13.79	10.00
First quarter	12.61	8.21
Most Recent Six Months
July 2018 (through July 20, 2018)	11.35	9.08
June 2018	8.53	7.00
May 2018	7.24	4.89
April 2018	5.21	4.82
March 2018	6.42	4.96
February 2018	6.44	5.57
January 2018	6.84	5.13

On July 20, 2018, the last reported sales price of our ADSs on the Nasdaq Global Market was $9.96 per ADS.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes in connection with our therapeutic candidates, for potential acquisitions and to support commercial operations.

DESCRIPTION OF ORDINARY SHARES

A description of our ordinary shares, par value NIS 0.01 per share, can be found in Item 10B of the Registration Statement on Form 20-F filed with the SEC on December 26, 2012.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

A description of our ADSs, each of which represents 10 of our ordinary shares, can be found in Item 12 of the Registration Statement on Form 20-F filed with the SEC on December 26, 2012.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ADS and/or ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and United States federal income tax consequences;

•	the anti-dilution provisions of the warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Outstanding Warrants

On December 27, 2016, in connection with an underwritten public offering and concurrent registered direct offering of our ADSs and warrants, we issued three-year warrants to purchase 2,025,458 (representing 20,254,580 ordinary shares) of our ADSs at an exercise price of $13.33 per ADS.

Exercisability. The warrants were exercisable immediately upon issuance and at any time during the following 36 months. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise, together with applicable charges and taxes. Unless otherwise specified in the form of warrant, the holder (together with its affiliates) do not have the right to exercise any portion of the warrant, to the extent that after giving effect to the issuance after exercise, the holder would beneficially own in excess of 4.99% (which may be increased by the holder to up to 9.99%) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants. If at any time after the 6th month anniversary of the issuance date, a registration statement registering the issuance of the ADSs underlying the warrants under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant. No fractional ADSs are to be issued upon the exercise of the warrants. If any fractional share of an ADS would be deliverable upon the exercise of the warrants, we, in lieu of delivering such fractional ADS, shall pay to the exercising holder an amount in cash equal to the closing sale price on the principal market of such fractional ADS on the date of exercise.

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Exercise Price. The initial exercise price per ADS purchasable upon exercise of the warrants is equal to $13.33 per full ADS (which may be adjusted as set forth below). In addition to the exercise price per ADS, other applicable charges and taxes are due and payable upon exercise.

Adjustment Provisions. The exercise price and the number of ADSs issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications or similar events affecting our ADSs or ordinary shares.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system.

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a Fundamental Transaction, then upon any subsequent exercise of the Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant shares then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares and/or our ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

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The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the ordinary shares and/or ADSs which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information” beginning on page 12. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information” beginning on page 12. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

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PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act;

•	through broker-dealers;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

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We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares or ADSs may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares or ADSs to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares or ADSs on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares or ADSs sold will be sold at prices related to the then prevailing market prices for our ordinary shares or ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares, ADSs or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

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In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

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We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	the description of our ordinary shares contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012;

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2017, filed with the SEC on February 22, 2018; and

•	Reports on Form 6-K filed on March 19, 2018, March 20, 2018, March 26, 2018 (relating to notice and proxy statement for annual general meeting), March 27, 2018, April 9, 2018, May 1, 2018, May 2, 2018, May 4, 2018, May 7, 2018, May 8, 2018, May 14, 2018, May 29, 2018, May 30, 2018, June 28, 2018, and July 2, 2018.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha'arba'a Street, Tel Aviv 64739, Israel, Attn: Dror Ben-Asher, telephone number +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is not part of this prospectus.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$14,557.50
FINRA fees	18,039.15
Legal fees and expenses	10,000.00
Accountants fees and expenses	5,000.00
Miscellaneous	5,000.00

Total	$52,596.65

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Up to $60,000,000

American Depositary Shares each representing 10 Ordinary Shares

RedHill Biopharma Ltd.

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PROSPECTUS SUPPLEMENT

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SVB Leerink

July 23, 2019